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                                                                Exhibit 99(j)(2)

                             Secretary's Certificate

     I, Stephen J. Shenkenberg, Secretary of The Munder Funds, Inc., The Munder Funds Trust, The Munder Framlington Funds Trust, St. Clair Funds, Inc. (collectively the "Fund"), hereby certify that the following resolution was adopted by the Board, including a majority of the disinterested Board Members, of the Fund at a meeting duly called and held on November 7, 2000, at which a quorum was present and acting throughout:

     Resolved, that Stephen J. Shenkenberg, Libby E. Wilson, MaryAnn Shumaker, Patrick W.D. Turley and Mary Moran Zeven be, and each of them hereby is, authorized to execute and sign on behalf of James C. Robinson, President of the Company, the Trust, St. Clair and Munder Framlington, all amendments to the Company's, the Trust's, St. Clair's and Munder Framlington's Registration Statements on Form N-1A pursuant to a power of attorney from James C. Robinson.



Dated: November 15, 2000                    /s/ Stephen J. Shenkenberg
                                            --------------------------
                                            Stephen J. Shenkenberg
                                            Secretary